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                                                                    EXHIBIT 5.1


[VEDDER PRICE LETTERHEAD]

                                    July 14, 2000

Successories, Inc.
2520 Diehl Road
Aurora, Illinois  60504

Ladies and Gentlemen:

     Reference is hereby made to the Registration Statement on Form S-3 filed as of the date hereof with the Securities and Exchange Commission (the "Commission") by Successories, Inc., an Illinois corporation (the "Company"), in connection with its proposed offering of up to 2,500,000 shares of common stock, $0.01 par value (the "Common Stock"), in connection with the Company's proposed issuance of non-transferrable rights (the "Rights") to purchase Common Stock to its existing shareholders.

     We have acted as special counsel for the Company in connection with the proposed offering. In rendering this opinion, we have assumed the authenticity, accuracy and completeness of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies and the genuineness of all signatures.

     Based on the foregoing, it is our opinion that the 2,500,000 shares of Common Stock that may be sold by the Company upon exercise of the Rights pursuant to and in accordance with said Registration Statement, if and when so sold, will be legally issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Legal Matters" in the Prospectus included therein. In giving such consent, we do not hereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Commission thereunder.

                                      Very truly yours,


                                      /s/ Vedder, Price, Kaufman & Kammholz